SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Eaton Vance Tax-Managed Premium and Dividend Income Fund

Address of Principal Business Office:
     The Eaton Vance Building
     255 State Street
     Boston, MA 02109

Telephone Number: (617) 482-8260

Name and address of agent for service of process:
     Alan R. Dynner
     The Eaton Vance Building
     255 State Street
     Boston, MA 02109

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [ X ] NO [ ]

SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 10th of November, 2005.

EATON VANCE TAX-MANAGED PREMIUM AND DIVIDEND INCOME FUND By: /s/ Duncan W. Richardson Duncan W. Richardson President Attest: /s/ Frederick S. Marius Frederick S. Marius Assistant Secretary